Exhibit 99.1

Laureate Education, Inc. Announces CEO Transition Plan

BALTIMORE, MARYLAND — Sept. 14, 2017 — Today, Laureate Education, Inc. (Nasdaq: LAUR), the world’s largest global network of higher education institutions, announced that, effective January 1, 2018, Eilif Serck-Hanssen, current President and Chief Administrative Officer (CAO), will become Chief Executive Officer (CEO); and Ricardo Berckemeyer, current Chief Operating Officer (COO), will assume the additional title of President. Douglas Becker, Laureate’s Founder, Chairman, and CEO, will become the non-executive Chairman of the Board of Directors.

The transition plan, developed over several years by the Board of Directors and Becker, results in the promotions of Serck-Hanssen and Berckemeyer, two seasoned executives with 25 years of combined experience at Laureate. As part of this process, both executives were promoted in March 2017 to their current roles.

Since joining Laureate in 2008 as Chief Financial Officer (CFO), Serck-Hanssen has been responsible for overseeing global finance, managing the growth of the company, leading the transition to a public company, and implementing the company’s business transformation initiatives which have dramatically improved efficiency and positioned the company to leverage the benefits of its global scale. Earlier this year, Serck-Hanssen became President and CAO. Prior to Laureate, Serck-Hanssen was CFO and President of International Operations at XOJET. He has also served in key management roles at PepsiCo, Northwest Airlines, and US Airways where he was Senior Vice President of Finance and Treasurer. Serck-Hanssen will retain the CFO role until a successor is named.

“Eilif has worked closely with me as a colleague and thought partner for many years. His demonstrated track record of success, experience, and passion for education make him uniquely qualified to take on the leadership of the company,” Becker said.

Serck-Hanssen said, “I am honored to have been selected as Laureate’s next CEO, and I appreciate the confidence the Board has shown in me. Working together with Doug and Ricardo over the past decade, we have tripled the size of the company. I am excited to continue working with these two extraordinary leaders, as well as our exceptional global team, to continue momentum and success for the company. Laureate is a mission-driven company committed to expanding access to high-quality education worldwide, and I am looking forward to further advancing our goals through accelerated investments in technology and innovation.”

Berckemeyer joined Laureate in 2002 and led much of Laureate’s acquisition activity in Latin America. He served as CEO of Latin America until his promotion earlier this year to COO when he began overseeing global operations. Berckemeyer has successfully directed Laureate’s entry into many of the company’s most important markets and developed operating models to deliver strong educational and financial outcomes. Prior to joining Laureate, Berckemeyer was Vice President for Latin America for

Citigroup Global Insurance, and served as the Director of Global Business Development, Mergers and Acquisitions for Aetna International.

Berckemeyer said, “I am excited to take on the role of President and appreciate the confidence of Laureate’s Board of Directors, Doug, and Eilif. In my fifteen years at Laureate, I have seen first-hand how our organization is uniquely positioned to deliver quality education outcomes, affecting the lives of so many students around the globe, while delivering operational improvements. We have powerful institutions, and my goal is to strengthen them over the coming years. I look forward to the extraordinary opportunities that lie ahead for this great team and organization.”

Becker said, “I am proud and grateful for the opportunity to found and lead this remarkable company which is helping so many students around the world achieve their dreams. Laureate is a pioneer in demonstrating that quality and scale in education can go hand in hand. The Board of Directors and I have worked for several years on a transition plan that resulted in the selection of Eilif as CEO, and Ricardo as President and COO, two outstanding leaders who share my passion for the mission of this company, and will lead it to new heights.”

“I am excited to continue my commitment and involvement with Laureate as Chairman of the Board, and to advise and support the company. We believe in the power of education to transform lives, and I am especially passionate about the company’s unique position as the first publicly traded Public Benefit Corporation and the largest Certified B Corporation®,” added Becker.

Becker founded the predecessor company to Laureate through a small acquisition in 1989, followed by the acquisition of Sylvan Learning Centers in 1991. The company went public in 1993 and became the leader in the tutoring sector, with over 1,000 tutoring centers and more than 200,000 students. The company launched its post-secondary education division in 1999 and subsequently divested its other holdings to concentrate on higher education, renaming itself Laureate Education, Inc. in 2004. The company was taken private in 2007 and returned to the public markets in February 2017.

About Laureate Education, Inc.

Laureate Education, Inc. is the largest global network of degree-granting higher education institutions, with more than one million students enrolled across nearly 70 institutions in 25 countries at campuses and online. Laureate offers high-quality undergraduate, graduate, and specialized degree programs in a wide range of academic disciplines that provide attractive employment prospects. Laureate believes that when our students succeed, countries prosper, and societies benefit. This belief is expressed through the company’s philosophy of being Here for Good and is represented by its status as a Certified B Corporation® and conversion in 2015 to a Delaware Public Benefit Corporation, a new class of corporation committed to creating a positive impact on society.

Media Contacts:

Laureate Education, Inc.	Ruder Finn
Esther Benjamin	Maryam Ayromlou
Esther.Benjamin@laureate.net	ayromloum@ruderfinn.com
U.S.: +1 (443) 301 3091	U.S.: +1 (703) 474 5685